Exhibit 99.1

2929 Seventh Street, Suite 100
Berkeley, CA 94710
Contact:
Dynavax Technologies Corporation
Deborah A. Smeltzer
Vice President, Operations and Chief Financial Officer
Phone (510) 665-7222
Email: dsmeltzer@dvax.com
DYNAVAX SECURES EQUITY FINANCING
COMMITMENT OF UP TO $30 MILLION
BERKELEY, Calif. – August 31, 2006 — Dynavax Technologies Corporation (Nasdaq: DVAX) announced that the company has secured an equity financing commitment of up to $30 million from Azimuth Opportunity Ltd. Acqua Capital Management is an advisor to Azimuth Opportunity. During the 18-month term of the equity financing commitment, Dynavax may sell registered shares of its newly-issued common stock to Azimuth Opportunity Ltd. at a small, pre-negotiated discount to the market price. Dynavax will determine, at its sole discretion, the timing and amount of any sales of its stock, subject to certain conditions.
Dynavax will use net proceeds from any sales of its stock to support the company’s development activities for its lead programs, TOLAMBA™ for ragweed-induced allergic rhinitis and HEPLISAV™, a hepatitis B vaccine. In addition, these funds may be used for research activities, capital expenditures and other general corporate purposes.
“Dynavax is committed to building a diverse pipeline of product opportunities and to securing sufficient financing to support advancing these programs to key points of value creation,” said Dino Dina, MD, president and chief executive officer. “Through a combination of funding facilities that include the Azimuth commitment we have just received and the Symphony Capital financing we received in April for our cancer, hepatitis B and hepatitis C therapeutic programs, we believe that we are securing our ability to invest appropriately in both later and earlier-stage programs that have significant therapeutic and commercial potential. These alternatives are designed to ensure control and flexibility in how we fund and manage our operations, and can complement potential corporate partnerships as we continue to enhance the value of our pipeline.”

About Dynavax
Dynavax Technologies Corporation discovers, develops, and intends to commercialize innovative TLR-9 agonist-based products to treat and prevent allergies, infectious diseases, cancer, and chronic inflammatory diseases using versatile, proprietary approaches that alter immune system responses in highly specific ways. Our clinical development programs are based on immunostimulatory sequences, or ISS, which are short DNA sequences that enhance the ability of the immune system to fight disease and control chronic inflammation. Dynavax’s pipeline includes: TOLAMBA, a ragweed allergy immunotherapeutic, for which a major safety and efficacy trial is currently underway, and that is in a supportive clinical trial in ragweed allergic children; HEPLISAV, a hepatitis B vaccine that is currently in a Phase 3 clinical trial; SUPERVAX, a hepatitis B vaccine; a cancer therapy currently in a Phase 2 clinical trial and anticipated to enter clinical trials in solid tumors; an asthma immunotherapeutic that has shown preliminary safety and pharmacology in a Phase 2a clinical trial; and preclinical programs in hepatitis B therapy and hepatitis C therapy.
Dynavax cautions you that this press release contains forward-looking statements, including without limitation the price at which shares may be sold from time to time under the financing arrangement; the potential for continued development of existing clinical programs; and the potential for successful results from ongoing clinical studies. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Dynavax’s business including, without limitation, risks relating to: the progress and timing of its current and anticipated clinical trials; difficulties or delays in developing, testing and manufacturing products to support clinical development plans; the scope and validity of patent protection for product candidates; competition from other companies working with ISS technologies and products; the ability to obtain additional financing to support operations; and other risks detailed in the “Risk Factors” section of Dynavax’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q. All forward-looking statements are made as of the date hereof and Dynavax undertakes no obligation to revise or update information provided in this press release.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.
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